Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Starwood Waypoint Residential Trust Registration Statement No. 333-193743 on Form S-8 of our report dated May 14, 2014 relating to the statement of revenues and certain operating expenses of the Fund XI Portfolio (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose and basis of presentation of the statement), appearing in this Current Report on Form 8-K/A of Starwood Waypoint Residential Trust.

/s/ DELOITTE & TOUCHE LLP

New York, NY

May 14, 2014